Exhibit (d)(38)

Schedule A

Funds and Portfolios covered by Sub-Advisory Agreement

between

Fidelity Management & Research (Far East), Inc.
(currently Fidelity Research & Analysis Company)

and

Fidelity Investments Japan Limited

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	High Income Central Fund 1	Fixed-Income	09/16/04
Fidelity Central Investment Portfolios LLC	Floating Rate Central Fund	Fixed-Income	11/18/04
Fidelity Central Investment Portfolios LLC	Specialized High Income Central Fund	Fixed-Income	07/21/05
Fidelity Central Investment Portfolios LLC	Consumer Discretionary Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Consumer Staples Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Energy Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Financials Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Health Care Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Industrials Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Information Technology Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Materials Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Telecom Services Central Fund	Equity	04/19/07
Fidelity Central Investment Portfolios LLC	Utilities Central Fund	Equity	04/19/07

Agreed and Accepted
as of April 19, 2007

Fidelity Research & Analysis Company		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Investments Japan Limited
By:	/s/JS Wynant		By:	/s/Thomas Balk
Name:	JS Wynant		Name:	Thomas Balk
Title:	Treasurer		Title:	Representative Executive Officer